EXHIBIT 99.1

T-REX Acquisition Corp. Announces Uplisting to OTCQB Venture Market Trading

Plantation, Fla., May 12, 2025, T-REX Acquisition Corp. (OTCQB: TRXA), a growth stage, multi-tiered, vertically integrated crypto-mining business, is pleased to announce that the OTC Markets Group has approved the quotation of its common stock shares on the OTCQB ("OTCQB"). The Company's common shares began trading on OTCQB Venture Market under the symbol "TRXA" as of the opening of the market on May 12, 2025.  Uplisting to the OTCQB will potentially provide T-REX with greater liquidity and a more seamless trading experience for shareholders.

Frank Horkey, T-REX Acquisition Corp.’s President said: "While T-REX Acquisition Corp. has been trading on the OTC Pink Sheets the last few years, this uplisting to the higher-standard OTCQB Venture Market is an important milestone for our Company and its Shareholders. We believe this will enhance the visibility and transparency of T-REX within the investment community, improve our access to institutional capital, and create a more efficient market for investors. Coupled with our recent acquisitions, new business verticals, and management additions, I believe T-REX has uniquely positioned itself to capitalize on the ever-growing crypto mining market.”

T-REX Acquisition Corp. (OTCQB: TRXA) trades on the  OTCQB Venture Market for early stage and developing U.S. and international companies. Companies are current in their reporting and undergo an annual verification and management certification process. Investors can find Real-Time quotes and market information for the company on www.otcmarkets.com.

CAUTIONARY DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

The information contained in this publication does not constitute an offer to sell or solicit an offer to buy securities of T-Rex Acquisition Corp. (the “Company”). This publication contains forward-looking statements, which are not guarantees of future performance and may involve subjective judgment and analysis. The information provided herein is believed to be accurate and reliable, however the Company makes no representations or warranties, expressed or implied, as to its accuracy or completeness. The Company has no obligation to provide the recipient with additional updated information. No information in this publication should be interpreted as any indication whatsoever of the Company’s future revenues, results of operations, or stock price.